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                                                                    EXHIBIT 99.2

For more information:
--------------------
Investor Relations           Media Relations
Jim DeNike                   Jesse Ciccone
Corixa Corporation           FitzGerald Communications
206.754.5716                 415-378-9626
denike@corixa.com            jciccone@fitzgerald.com

FOR IMMEDIATE RELEASE

                      CORIXA OUTLINES OPERATIONAL STRATEGY
           FOLLOWING RECEIPT OF FDA COMPLETE REVIEW LETTER FOR BEXXAR

SEATTLE, MARCH 19, 2001 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today provided an update on a modified operating plan it has adopted after receiving a complete review letter from the U.S. Food and Drug Administration (FDA) following FDA's six-month review of the Bexxar Biologics License Application (BLA). In a separate press release issued today (3-19-01, Corixa and GlaxoSmithKline Receive Complete Review Letter Following FDA Evaluation of Bexxar BLA), Corixa summarized additional clinical and manufacturing information that the company will submit as a result of the review.

Corixa has modified its operating plan as a result of Bexxar's delayed market introduction and the recognition of additional synergies that have been identified between Corixa and former Coulter workforces. Corixa will initiate immediate expense reductions, including a 10-15 percent reduction in total headcount that includes the elimination of unfilled open positions, as well as existing positions. The majority of these reductions will take place at Corixa's California operations.

These reductions in research and development and administrative support staff will result in the postponement of further internal development of certain programs. These programs will become the focus of potential territory-specific, out-licensing activities as they represent either clinical stage, or near-clinical stage partnership opportunities.

Additionally, in an effort to minimize expenses during the Bexxar delay, Corixa is currently pursuing several new opportunities in which Corixa would contract out the services of its sales personnel to promote and sell a potential partner's products. Under such an agreement, Corixa's sales and marketing personnel would be partnered until these resources were required to support Bexxar commercialization. If Corixa is unable to establish such an agreement, the company may be required to make additional headcount reductions within the direct sales and marketing groups.

The headcount reductions announced today will result in a first quarter restructuring charge of approximately $1.5 million, and could result in annual cost savings of approximately $6 million. Following today's reductions, the company will have approximately 512 employees employed at three different locations.

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"The actions taken today will provide us with additional financial flexibility to help deliver on the promise of Bexxar and to continue the advancement of the high priority programs in our product pipeline," stated Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. "We remain dedicated to the future success and commercialization of Bexxar and are committed to providing the FDA with answers to the questions raised in its complete review letter as completely and expeditiously as possible."

The FDA requested updated and/or final safety and efficacy data from ongoing, recently completed and other additional trials to establish safety and effectiveness. Corixa and GlaxoSmithKline believe that safety and efficacy data from recently completed trials, beyond those contained in the Bexxar BLA, may fulfill FDA's requests. Recently completed trials, have:

     o Examined comparative safety and efficacy in NHL patients treated either with Bexxar or the unlabeled antibody in Bexxar;

     o Assessed clinical safety and efficacy of Bexxar treatment of relapsed, refractory NHL patients who did not respond to Rituxan(R) (rituximab)*; and

     o Assessed Bexxar safety and efficacy as front-line therapy in low-grade NHL patients.

The FDA also requested:

     o Further documentation and analysis of patient diagnosis and confirmation of response from pivotal and non-pivotal trials that involved treatment of low-grade lymphoma patients, including those patients with transformed low-grade lymphoma;

     o    Additional information or source documentation regarding:

          o    Certain adverse events,

          o Long-term follow-up on patient thyroid function and HAMA response,

          o    White blood cell counts following Bexxar administration, and

          o Dosimetry calculations on certain patients whose response data was submitted in the BLA;

     o Further documentation and analysis supporting comparability of tositumomab manufactured by different suppliers during the course of Bexxar clinical development; and

     o Additional documentation and test results related to validation of various production processes and release tests as well as additional information concerning processes and procedures used in drug shipment.

CONFERENCE CALL

Corixa will hold a conference call on March 19, 2001 at 8:30 a.m. EST to discuss today's announcement. Those who would like to participate in the conference call should dial 800.289.0529 (passcode 410501). A replay of the conference call will be available from Monday, March 19 through 12 a.m. EST, Wednesday, March 21. To access the replay, please dial 888.203.1112 (passcode 410501) or visit the "events" section of Corixa's website (http://www.shareholder.com/corixa/medialist.cfm).

ABOUT CORIXA

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune disease, cancer and infectious disease by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has 16 programs in clinical development and 22 programs in preclinical development.

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The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Wash., with additional operations in Hamilton, Mont. and Redwood City, Calif. and South San Francisco, Calif. For more information, please visit Corixa's website at www.corixa.com or call the company's investor relations information line at 1.877.4CORIXA or 1.877.426.7492.

FORWARD-LOOKING STATEMENTS

Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to, failure to receive Bexxar market clearance from the FDA, and the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q/A filed on November 7, 2000 and our Registration Statement on Form S-4/A filed on November 17, 2000, copies of which are available on our Web site, www.corixa.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

* Rituxan is a registered trademark of IDEC Pharmaceuticals Corporation.

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